Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294802

PROSPECTUS SUPPLEMENT NO. 6

(To Prospectus dated April 9, 2026)

Up to 10,425,000 Shares of Common Stock Issuable Upon Exercise of Warrants

and

Up to 121,829,432 Shares of Common Stock

and

Up to 75,000 Private Warrants

Offered by the Selling Securityholders

This prospectus supplement supplements the prospectus dated April 9, 2026 (as supplemented, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-294802). This prospectus supplement is being filed to update and supplement the information in the Prospectus solely for the purpose of including Selling Securityholders (as defined below) who have acquired shares of our Common Stock (as defined below) from certain existing selling securityholders previously named in the Prospectus.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 10,425,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) up to 75,000 shares of Common Stock that are issuable upon the exercise of warrants (the “Private Warrants”) originally issued in a private placement to Churchill Sponsor X, LLC (the “Sponsor”) in connection with the initial public offering of Churchill Capital Corp X (“CCX”) and (ii) up to 10,350,000 shares of Common Stock that are issuable upon the exercise of 10,350,000 warrants (the “Public Warrants” and with the Private Warrants, the “Warrants”) originally issued in the initial public offering of CCX. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 121,829,432 shares of Common Stock issued in connection with the Business Combination (as defined below), consisting of (a) up to 12,654,760 shares of Common Stock issued in connection with private placements pursuant to subscription agreements entered into on September 8, 2025 (the “PIPE Shares”), (b) up to 10,350,000 shares of Common Stock originally issued to the Sponsor (the “Founder Shares”), including 1,500,000 Founder Shares that were unvested as of the Closing (as defined below) and will re-vest upon the occurrence of the Triggering Event (as defined in the Sponsor Agreement), (c) up to 300,000 shares of Common Stock originally issued to the Sponsor in a private placement (the “CCX Private Placement Shares”) in connection with the initial public offering of CCX, (d) up to 98,449,672 shares of Common Stock issued to former securityholders of ColdQuanta, Inc. (d/b/a Infleqtion) (the “Legacy Infleqtion Holders”) in connection with the Business Combination registrable pursuant to that certain Amended and Restated Registration Rights Agreement, dated as of September 8, 2025, between us and the Selling Securityholders granting such holders registration rights with respect to such shares, and (e) up to 75,000 shares of Common Stock issuable upon the exercise of the Private Warrants, and (ii) up to 75,000 Private Warrants.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to the Prospectus. We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution” in the Prospectus.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Public Warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “INFQ” and “INFQ WS,” respectively. On August 25, 2026, the last reported sales price of our Common Stock on NYSE was $13.83 per share, and the last reported sales price of our Public Warrants on NYSE was $6.90 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 26, 2026.

SELLING SECURITYHOLDERS

This prospectus supplement is filed solely for the purpose of amending the information of certain selling securityholders who have acquired shares of common stock included for resale in the Prospectus from certain existing selling securityholders previously named in the Prospectus. Specifically, this prospectus supplement reflects the in-kind distribution, as of August 24, 2026, of 350,115 shares of Common Stock by Maverick Capital Advisors, LP (the “Distribution”). Following the Distribution, Maverick Capital Advisors, LP no longer holds any securities included for resale in the Prospectus.

The table below supersedes and replaces, solely with respect to the Selling Securityholders named therein, the corresponding information set forth in the “Selling Securityholders” table in the Prospectus beginning on page 123. For information regarding any Selling Securityholder not named in the table below, please refer to the “Selling Securityholders” section of the Prospectus, which is not otherwise amended by this prospectus supplement.

This prospectus supplement should be read together with the Prospectus, including any amendments or supplements thereto, and is qualified in its entirety by reference thereto, except to the extent the information herein supersedes the information contained in the Prospectus.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Security Holder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Ainslie Foundation(1)	350,115	350,115	—	—	—	—	—	—

(1)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by Maverick Capital Advisors, LP. Voting and dispositive power over the securities held by Ainslie Foundation is shared by Lee S. Ainslie III and Elizabeth M. Ainslie. Each of Mr. Ainslie and Ms. Ainslie disclaims beneficial ownership of the shares held by Ainslie Foundation except to the extent of his or her pecuniary interest therein. The address for Ainslie Foundation is 1900 N. Pearl Street, 20th Floor, Dallas, TX 75201.